Exhibit 10.24

GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (“Agreement”) is made this 29th day of December, 2008 by and between uVuMobile, Inc. (the “Company”) and the Beaton Family (as defined herein). The term “Parties” shall refer to the Beaton Family and the Company collectively.

WITNESSETH:

WHEREAS, William J. Beaton, Jr., William J. Beaton Jr. Trust, William J. Beaton, III, William J. Beaton III IRRV TR UA, Kathleen L. Cote, Ronald K. Beaton, James E. Beaton, and Robert A. Beaton (collectively the "Beaton Family") have asserted certain claims and rights against and with respect to the Company, including, but not limited to, certain claims and rights they believe they have respect to the Company; and;

WHEREAS, the Beaton Family desires to resolve all claims and rights alleged and any and all other claims and rights against the Company.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.       Effective Date. This Agreement shall become effective on December 29, 2008 (“the Effective Date”).

2.      Payment.

(a)    Payment.  The Company will issue Six-Million (6,000,000) shares of common stock (the “Common Stock”) to the Beaton Family to be allocated to them as solely agreed to by and between the Beaton Family.  The inability of the Beaton Family to agree on the proper allocation of the common stock will not affect the validity or enforceability of this Agreement.  The Company may rely upon the written representation of Kathleen L. Cote as to the proper allocation of the Common Stock.  Assuming Kathleen L. Cote notifies the Company in writing of the proper allocation of the Common Stock on or before January 15, 2008, the Company will use its best efforts to issue the applicable stock certificates and deliver them to Kathleen L. Cote by January 30, 2008.

(b)    Taxes and Indemnity. Except as may be set forth by the rules and regulations of the Internal Revenue Service, the agreed upon value for Federal income tax purposes for each share of Common Stock (the "Share Basis") will be the lower of fifty percent (50%) of the publicly traded closing price of the Company’s stock on (i) the Effective Date, or (ii) the day on which the Stock Certificates for the Common Stock are physically received by Kathleen L. Cote.  The Company will issue to each of the Beaton Family an IRS Form 1099 reflecting their pro rata share of the Share Basis for the Common Stock.  The Beaton Family shall be solely responsible for the payment of any taxes or any withholdings resulting from the issuance of the Common Stock and shall, jointly and severally, indemnify the Company and hold the Company harmless from any taxes, amounts required by law to be withheld as a result of the issuance of the Common Stock, penalties, costs, expenses and interest assessed against, paid by, or incurred by the Company as a result of or relating to the issuance of the Common Stock, the Share Basis, or the reporting of the Share Basis to any government authority or to the Beaton Family, including but not limited to reporting the Share Basis for the Common Stock on IRS Form 1099.

(c)     Legend on Common Stock.  The Beaton Family each hereby acknowledge, understand and agree that the Common Stock will be legended and restricted securities within the meaning of the Securities Act of 1933, and that as such, such shares may not be offered or sold publicly unless such shares are registered under the Securities Act of 1933 or offered and sold pursuant to an exemption therefrom.

3.       Release of Claims by the Beaton Family. As a material inducement to the Company to enter into this Agreement, the Beaton Family hereby irrevocably release the Company and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) of the Company, and all persons acting by, through, under or in concert with them, including without limitation, Daniel McKelvey, Richard Seifert, William Scigliano, Scott Hughes, and Ron Warren (collectively the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, any claim of breach of fiduciary duty, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance (the “Claim” or “Claims”), which the Beaton Family may have had, now have, or claim to have, or which the Beaton Family at any time hereinafter may have or claim to have, against each or any of the Releasees occurring up to and including the Effective Date.  Notwithstanding the above, the Beaton Family shall continue to own the shares, if any, they owned prior to the Effective Date; however, claims accruing or arising prior to the Effective Date relating to those shares are released hereby.

4.       Covenants Not to Sue.   The Beaton Family agrees that they will not hereafter file or pursue any claims, grievances, complaints, lawsuits, or arbitrations against Releasees based on any Claim.

5.       Confidentiality of this Agreement.  The Beaton Family agree to keep confidential the terms of this Agreement, except as may be required by law (including but not limited to SEC disclosures) or as the Company, in its sole discretion, may deem fit to disclose in a press release.

 6.      Destruction of Files.  The Beaton Family shall immediately destroy all pleadings, depositions, files, correspondence, computer records, disks, and other documents obtained in any prior Lawsuit or relating to any Lawsuits or the Claims (collectively the “Files”).  Beaton Family shall only use the Files to assist the Company and shall destroy the Files immediately upon request of the Company.

7.       Agreement Not to Assist Others.   The Beaton Family represents and agrees that they will not assist any other person or entity of any kind in the institution, assertion, commencement, pursuit, prosecution, settlement or resolution of any claim, action, cause of action, suit, right, or demand of any kind whatsoever that in any way is based on, relates to, or arises from in whole or in part, directly or indirectly, any act or omission of any of the Releasees occurring up to and including the Effective Date of this Agreement, including but not limited to any claim that was asserted or that could have been asserted in the Lawsuits.

8.       Agreement Not to Use Confidential Information by the Beaton Family.  The Beaton Family covenant and agree, for a period of five (5) years from the Effective Date of this Agreement, not to use any Confidential Information which is or may come into the possession or knowledge of the Beaton Family, including, but not limited to, any such information that was or is obtained through the Lawsuits or through any other means not herein specified, in any way against the Releasees. For purposes of this Agreement, “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to the Company’s business which is not generally known to its competitors or the public and which has value to the Company. Confidential information covered by this Agreement does not have to be marked “Confidential” to be treated as such, and it includes, without limitation, information relating to the Company’s: software; designs; compilations; programs; methods; techniques; drawings; processes; research and development; legal affairs; accounting; filings and drafts thereof; work papers; finances; actual or potential customer information and lists; customer, partners, prospective customer, clients, vendors, agents, representatives, consultant, and employment candidate contact names and information; customer preferences; the needs and hiring habits of the Company’s customers; billing rates; pricing practices; marketing, recruiting, and placement strategies; business plans; margins; prices; operations; existing and future services; contract expiration dates; forecasts and forecast assumptions and volumes; and other financial, sales, marketing, services, and operations information, whether written or otherwise, which is not common knowledge in the Company’s industry or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or its competitors by the Company (except where such public disclosure has been made without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

9.      Agreement Not to Disparage by the Beaton Family. The Beaton Family agrees that, as part of the consideration for this Agreement, and for a period of three (3) years from the Effective Date, they will not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, verbal, in writing, or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame, disparage, or damage the reputation and good name of the Company, its subsidiaries or affiliates, its respective officers, directors, agents or employees, or the Releasees. Provided, however, that if any of the Beaton Family are required by any applicable law, regulation, statute, subpoena, court order or other compulsory process to disclose information related to the Company, such disclosure of truthful information shall not constitute a breach of this section or of this Agreement, provided that the Beaton Family give the Company reasonable advance notice of the request for such disclosure.

10.     Entire Agreement. This Agreement sets forth the complete and exclusive statement of the terms of the agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matter hereof.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to any principles of conflicts of laws.

12.     Specific Performance; Attorneys’ Fees. This Agreement may be specifically enforced, and injunctive relief may be granted to prevent a breach of the Agreement since there is no adequate remedy at law. The prevailing party in any proceeding brought to enforce this Agreement shall be entitled to an award of its reasonable costs and expenses, including, without limitation, attorneys’ fees.

13.     Severability. Should any part, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or otherwise unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions hereof shall be deemed not to be affected, and the Agreement shall be interpreted and enforced as if such illegal, invalid or unenforceable part, term or provision, to the extent possible, is not contained herein.

14.    Construction. The Parties acknowledge and agree that they participated jointly in the negotiation and drafting of this Agreement and the rule of construction that ambiguities are construed against the drafter is hereby waived.

15.     Amendment. This Agreement may not be modified, amended, supplemented, or terminated except by a written instrument executed by the Parties hereto.

16.     Heading. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.     Notice.  All notices, requests, demands, and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, postage prepaid, to the other party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the Parties to one another):

If to the Company:	Attn: Chief Financial Officer w/ a copy also to: Attn: General Counsel uVuMobile, Inc. 2160 Satellite Boulevard Suite 130 Duluth, Georgia 30097

If to Beaton Family:	Kathleen L. Cote 800 5th Avenue South St. Petersburg, FL 33701

18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall be deemed to be one and the same Agreement. Executed counterparts may be delivered via facsimile transmission.

19.     Participation in Negotiations. EACH OF THE UNDERSIGNED PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS PARTICIPATED IN THE NEGOTIATION OF AND CAREFULLY READ EACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS, AND THAT SUCH PARTY EXECUTED THIS AGREEMENT AS SUCH PARTY’S OWN FREE ACT AND DEED.

Executed and agreed to this 29th day of December, 2008 by and between:

uVuMobile, Inc.

/s/ Ronald A. Warren
By:          Ronald A. Warren
Its:          Chief Financial Officer

/s/ William J. Beaton, Jr.
By:          William J. Beaton, Jr.

/s/ William J. Beaton, Jr.
By:         William J. Beaton, Jr. Trust, Dated June, 3, 1996
Joan Sellers, Trustee

/s/ William J. Beaton, III
By:          William J. Beaton, III

/s/ William J. Beaton, III
By:         William J. Beaton, III IRRV TR UA, Dated March 8, 2004
Joan Sellers, Trustee

/s/ Kathleen L. Cote
By:          Kathleen L. Cote

/s/ James E. Beaton
By:          James E. Beaton

/s/ Ronald K. Beaton
By:          Ronald K. Beaton

/s/ Robert A. Beaton
By:          Robert A. Beaton